UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
______________________

Date of Report (Date of earliest event reported): April 18, 2008

Columbus Ventures Inc.
(Exact Name of Registrant as Specified in its Charter)

______________________________________________________________________________

Nevada	000-52565	72-1619354
(State of Incorporation)	(Commission File Number)	(IRS employer identification no.)

810 Peace Portal Drive, Suite 210
Blaine, WA 98230
(Address of Principal Executive Offices)

Registrant’s Telephone Number, Including Area Code:	(360) 510-1240

N/A
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 18, 2008, Columbus Ventures Inc. (the “Company”) entered into a Purchase Agreement (the “Purchase Agreement”) with Daniel K. Donkel and Samuel H. Cade, as the sellers. The Purchase Agreement provides for the Company to acquire from the sellers the exclusive right to drill for, extract, remove, process and dispose of oil and natural gas and associated substances under six (6) separate leases (the “Leases”) in the State of Alaska’s North Slope hydrocarbon province. The Leases to be acquired by the Company constitute an aggregate total of 18,418 acres. The initial primary term of each Lease begins on February 1, 2007 and expires on January 31, 2012, unless it is extended for production or as otherwise provided under the terms of the Lease.

The total purchase price for the Leases is $621,607.50 and is payable by the Company in installments. A first installment of the purchase price in the amount of $125,000 was paid on April 18, 2008 concurrently with the execution of the Purchase Agreement. The remaining installments of the purchase price are payable as follows: $230,000 on or before May 30, 2008; $115,000 on or before each of June 27, 2008 and July 25, 2008; and $36,607.50 on or before August 29, 2008. The installment payments can be paid in advance by the Company at any time. Upon the sellers’ receipt of full payment of the purchase price, the sellers will assign each of the Leases to the Company, transferring 100% of the record title to each Lease to the Company, but reserving to the sellers an overriding royalty interest equal to 5% of 8/8ths, which will apply to all renewals and extensions of the Leases.

The Purchase Agreement contains customary representations and warranties of the Company and the sellers, and is subject to certain closing conditions, including full payment of the purchase price for the Leases on or before August 29, 2008. If the Company fails to pay any installment payment of the purchase price within five (5) days of its due date as described above, the sellers have the option, among other things, (i) to accelerate all remaining installment payments under the Purchase Agreement or (ii) to terminate the Purchase Agreement and retain all of the Leases and $125,000 of any amounts paid toward the purchase price as liquidated damages.

The Company is currently a “shell company” as defined in Rule 12b-2 of the Securities Exchange Act of 1934. The Company was incorporated in Nevada on October 12, 2005 and historically has been an exploration stage company engaged in the acquisition and exploration of mineral properties. Prior to its pursuit of the Leases under the Purchase Agreement, the Company’s principal asset was a 100% undivided interest in the Cheryl Comego mineral claims (12 units) located in the Province of British Columbia, Canada, referred to as the “Comego Property,” consisting of an area of approximately 630 acres located at the headwaters of the Chemainus River, approximately 20 miles east of the City of Nanaimo, on Vancouver Island. On April 18, 2008, as a result of the Company’s decision to proceed with the acquisition of the Leases, the Company allowed its interests in the Comego Property, which were held by our wholly-owned British Columbia subsidiary, CMBS Explorations Inc., to lapse to avoid the need for further expenditures. As a result, the Company no longer has any rights to the minerals on the Comego Property.

The Company’s decision to execute the Purchase Agreement represents an anticipated shift in the Company’s business focus to that of an independent oil and natural gas company with the intent of engaging in the acquisition, drilling and production of oil and natural gas properties and prospects. The Company anticipates implementing this new business focus by pursuing interests in oil and natural gas properties through lease acquisition activities, such as through the Purchase Agreement. The Company plans to act as a non-operator, which means the Company will not directly manage exploration, drilling or development operations, but instead will exploit the Company’s assets by seeking joint ventures with oil and natural gas companies that have exploration, development and production expertise.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Purchase Agreement (North Slope Leases), dated April 18, 2008, between Daniel K. Donkel, Samuel H. Cade and Columbus Ventures Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COLUMBUS VENTURES INC.

Date: April 24, 2008	By:	/s/ Alvaro Vollmers
Name: Alvaro Vollmers
Title: Chief Executive Officer, Chief Financial Officer, President, Secretary, Treasurer and Director

EXHIBIT INDEX

Exhibit No.	Description

10.1	Purchase Agreement (North Slope Leases), dated April 18, 2008, between Daniel K. Donkel, Samuel H. Cade and Columbus Ventures Inc.